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                                                                                                                    EXHIBIT 12.1



                                                                     ALBERTSON'S, INC. AND SUBSIDIARIES
                                                        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                          (dollards in thousands)

                                       ------------------------------------------------------------------------------------------
                                          52           52           52           52            53           39           39
                                        Weeks        Weeks         Weeks        Weeks        Weeks        Weeks         Weeks
                                        Ended        Ended         Ended        Ended        Ended        Ended         Ended
                                        Feb. 1,      Jan. 30,     Jan. 29,     Jan. 28,       Feb. 3      Oct. 28,      Nov. 2,
                                         1996         1997         1998         1999          2000         1999         2000
                                       -----------  -----------   ----------   ----------   -----------  -----------   ----------

Earnings before income taxes and
 cumulative effects of accounting
 changes                               $1,309,417   $1,299,399    $1,350,568   $1,338,301      $899,810     $460,090     $903,233
ADD:
 Portion of rents representative of
  interest                                141,393      152,669       170,421      172,920       191,690      150,406      140,501
 Interest expense, including
  amortization of debt discount           207,461      229,581       285,427      329,587       351,065      240,333      272,336
 Amortization of previously
  capitalized interest                      3,403        4,200         4,928        5,921         6,291        4,592        5,317
                                       -----------  -----------   ----------   ----------   -----------  -----------   ----------
Earnings, as adjusted                  $1,661,674   $1,685,849    $1,811,344   $1,846,729    $1,448,856     $855,421   $1,321,387
                                       ===========  ===========   ==========   ==========   ===========  ===========   ==========

FIXED CHARGES:
 Interest expense, including
  amortization of debt discount           207,461      229,581       285,427      329,587       351,065      240,333      272,336
 Capitalized interest                      15,970       16,945        24,931       16,954        26,150       20,378       13,710
 Portion of rents representative
  of interest                             141,393      152,669       170,421      172,920       191,690      150,406      140,501
                                       -----------  -----------   ----------   ----------    -----------  -----------  ----------
Total fixed charges                      $364,824     $399,195      $480,779     $519,461      $568,905     $411,117     $426,547
                                       ===========  ===========   ==========   ==========    ===========  ===========  ==========
RATIO OF EARNINGS TO FIXED CHARGES:(1)       4.55         4.22          3.77         3.56          2.55         2.08         3.10
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(1)      Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding interest capitalized).
         Fixed charges consist of interest and a portion of rental expense deemed representative of the interest factor.